Share Transfer Agreement

EXHIBIT 3

Share Transfer Agreement

Dated as of April 29, 2022

by and between

Nestlé Health Science US Holdings, Inc. a corporation organized and validly existing under the laws of the State of Delaware	(hereinafter the “Seller”)

and

Société des Produits Nestlé S.A. a company organized and validly existing under the laws of Switzerland,	(hereinafter the “Buyer”)

The Buyer and the Seller are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

Share Transfer Agreement

Whereas :

(A)	The Seller owns directly 6,537,036 shares of common stock (the “Common Stock”), par value $0.001 per share (the “Sale Shares”), of Seres Therapeutics, Inc., a Massachusetts corporation (the “Company”)

(B)	The Common Stock is listed on The Nasdaq Global Select Market (the “Nasdaq Stock Exchange”) under the symbol MCRB;

(C)

The Seller desires to sell, assign, transfer and deliver the Sale Shares to the Buyer and the Buyer desires to acquire and accept the assignment, transfer and delivery of the Sale Shares from the Seller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties hereby agree as follows:

1.	Sale of Shares

The Seller hereby sells, assigns, transfers and delivers to the Buyer, and the Buyer hereby purchases and accepts the assignment and delivery from the Seller of the Sale Shares, with immediate effect, as of the date hereof (the “Closing Date”) for the consideration specified in Article 2 below.

2.	Purchase Price

The purchase price for the Sale Shares is US$ 31,835,365.32 (the “Purchase Price”), which represents the fair market value of the Sale Shares as of the Closing Date, calculated using the closing price of the shares on the Nasdaq Stock Exchange on the day immediately prior to the Closing Date.

The closing of the transactions contemplated hereby (the “Closing”) shall take place immediately following the execution hereof. At or as soon as possible after the Closing, the Seller shall deliver to the Buyer all of the stock certificates representing the Sale Shares, duly endorsed in blank or accompanied by the appropriate stock transfer powers duly executed in blank. Upon delivery of the same to the Buyer all rights, title and interest in or to the Sale Shares, and risk of loss of the Sale Shares, shall transfer from the Seller to the Buyer. The Buyer will pay to the Seller the Purchase Price within 3 days of the Closing Date in cash by wire transfer of immediately available funds in US dollars to such account as shall be designated by the Seller.

3.	Further Actions

Following the Closing, the Seller agrees to take all other actions and execute and deliver such additional documents as may be necessary, pursuant to applicable law, to fully vest in the Buyer, all rights, title and interest in and to the Sale Shares. Following the Closing and until delivery to the Buyer of all of the stock certificates representing the Sale Shares as set out in Article 2 of this Agreement and the registration of the Buyer as the registered owner thereof, the Buyer shall be deemed to be the beneficial owner of the Sale Shares entitled to the economic benefits related thereto and the Seller undertakes to vote the Sale Shares and otherwise take direction from the Buyer regarding the Sale Shares, including if applicable, the disposition thereof.

4.	Seller Representations and Warranties

The Seller represents and warrants as of the Closing Date as follows:

The Seller has good and valid title to the Sale Shares, free from any liens, encumbrances or other third party rights.

The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Seller has taken all corporate action necessary to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated. This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

Share Transfer Agreement

All approvals and consents for the transactions contemplated hereby from any governmental or quasi-governmental entities, which are required, if any, for the consummation of the transactions contemplated hereby by the Seller have been received, and the Seller has procured all other approvals, consents and waivers of each person or entity (other than from the governmental or quasi-governmental entities) whose approval, consent or waiver is necessary to the consummation by the Seller of the transactions contemplated hereby.

The Seller is not subject to any statute, rule, regulation, injunction or other order or decree which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby. No suit, action, order or proceeding which seeks to enjoin, set aside, condition or question the validity or enforceability of this Agreement and/or the consummation of the transactions contemplated hereby is pending or has been threatened against the Seller.

Except as expressly set forth herein, the Seller makes no representation or warranty regarding the Sale Shares, including any warranty as to the value thereof, or any other matter concerning the Sale Shares or the Company. Except as set forth in this Article 4, the Sale Shares are being transferred on an “as is, where is“ basis without any representation or warranty of merchantability, fitness for a particular purpose, marketability, value or any other representation or warranty, express or implied.

5.	Buyer Representations and Warranties

The Buyer represents and warrants as of the Closing Date as follows:

The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Switzerland. The Buyer has taken all corporate action necessary to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated. This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

All approvals and consents for the transactions contemplated hereby from any governmental or quasi-governmental entities, which are required, if any, for the consummation of the transactions contemplated hereby by the Buyer have been received, and the Buyer has procured all other approvals, consents and waivers of each person or entity (other than from the governmental or quasi-governmental entities) whose approval, consent or waiver is necessary to the consummation by the Seller of the transactions contemplated hereby.

The Buyer is not subject to any statute, rule, regulation, injunction or other order or decree which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby. No suit, action, order or proceeding which seeks to enjoin, set aside, condition or question the validity or enforceability of this Agreement and/or the consummation of the transactions contemplated hereby is pending or has been threatened against the Buyer.

6.	Transfer Taxes, Costs

Should any securities transfer tax or similar tax become due with respect to the transfer of the Sale Shares contemplated by this Agreement, such taxes shall be borne by the Buyer.

7.	Governing law and Dispute Resolution

This Agreement shall be governed by the substantive laws of Switzerland, without regard to the conflicts of laws principles thereof, provided that the effectiveness of the sale and transfer of the Sale Shares shall be determined in accordance with Massachusetts law. Any and all disputes arising out of or in connection with this Agreement shall be referred to the exclusive jurisdiction of the competent courts of the Canton of Vaud, Switzerland.

8.	Indemnification

The Seller agrees to indemnify and hold the Buyer harmless against and in respect of: (a) the inaccuracy in any respect of any representations made by the Seller; or (b) the failure by the Seller to perform or observe any term or provision of this Agreement.

The Buyer agrees to indemnify and hold the Seller harmless against and in respect of: (a) the inaccuracy in any respect of any representations made by the Buyer; or (b) the failure by the Buyer to perform or observe any term or provision of this Agreement.

Share Transfer Agreement

9.	Miscellaneous

The representations, covenants and warranties contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement shall survive for a period of one year from the Closing Date.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement between the Seller and the Buyer.

In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

The headings of the Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

This Agreement may be executed and delivered in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

Signed, as of April 29, 2022

Nestlé Health Science US Holdings, Inc.		Société des Produits Nestlé S.A.

By :	/s/ Andrew Glass	By :	/s/ Claudio Kuoni
Name: Title :	Andrew Glass Authorized Signatory	Name : Title :	Claudio Kuoni Vice President